EXHIBIT 10.6a

                  Summary of Non-Employee Director Compensation
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Annual Retainer (Directors other than Chairman)              $25,000
Board Chairman Annual Retainer                               $50,000

Committee Chairman Annual Retainer
         Audit Committee                                     $10,000
         Compensation Committee                              $10,000
         Nominating and Corporate Governance Committee       $ 5,000

Board Meeting Fee                                            $ 1,500 per meeting

Committee Meeting Fee (if not held with regular Board mtg.)  $ 1,000

Initial Director Stock Option Grant upon election (#)         30,000*
Initial Chairman Stock Option Grant upon election (#)         60,000**

Annual Director Stock Option Grant (#)                        15,000***
Annual Chairman Stock Option Grant (#)                        20,000***

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All option grants are issued pursuant to the 1997 Non-Employee Directors' Stock
Option Plan, as amended, which is subject to stockholder approval from time to time, including as to sufficient plan shares. Grants issued to the Chairman to date are subject to stockholder approval. Options have exercise price at fair market value on date of grant, vesting as indicated commencing on first anniversary of date of grant or earlier upon a change of control and similar events, ten year term, terminate 12 mos. after no longer Director, employee or consultant of Company or 18 mos. in case of death.

* Vests in four equal annual increments.

** Vests in three equal annual increments.

***  Vests in one year.